SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 18, 2008

Blue Earth Solutions, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-140438	26-2332192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13511 Granville Ave., Clermont, Florida	34711
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  352-729-0150

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 25, 2008, Harvey Katz tendered his resignation as a member of our board of directors.  There was no known disagreement with Mr. Katz on any matter relating to the Company’s operations, policies or practices.

On August 25, 2008, the board of directors appointed our vice-president of sales, James Cohen, Jr., to act as a member of our board of directors.

James Cohen, Jr., 26, is a member of the Board of Directors and the vice president of sales for Blue Earth Solutions, Inc.  He is the son of our CEO, Patricia Cohen.  From 2003-2008 Mr. Cohen was involved as a Real Estate Agent and owner of IDX Realty Inc. and also opened a net branch mortgage company with Christian Financial. Previously, Mr. Cohen served as General Manager of both La Dolce Sera Restaurant (2004-2005) and Classic Catering (2003-2005). He graduated from Florida State University in 2003 and holds a bachelors degree in Economics.

Other than as disclosed above, there are no family relationships between Mr. Cohen and any of our directors or executive officers.

Except as described herein, Mr. Cohen has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  In connection with our August 6, 2008, purchase of the real property and improvements that house our headquarters, we made a promissory note to JDC Group, a Florida corporation controlled by Mr. Cohen in the principal amount of $671,396.62, due on demand, which bears simple interest at a rate of 7% per annum until paid.  The borrowed funds included that portion of the real estate commission owed Mr. Cohen, $51,000, to which he was entitled for acting as our real estate agent in connection with the purchase of the real property.

At this time, we do not have any employment agreement with Mr. Cohen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Blue Earth Solutions

/s/ Patricia Cohen
Patricia Cohen
Chief Executive Officer and Director

Date:        August 25, 2008